Exhibit 99.1

DUNKIN’ BRANDS NAMES DAVID HOFFMANN PRESIDENT OF
DUNKIN’ DONUTS U.S. AND CANADA

Hoffmann to oversee all aspects of Dunkin’ Donuts U.S. and Canada operations and marketing, as well as global franchising and development for both Dunkin’ Donuts and Baskin-Robbins
Brings more than two decades of restaurant and franchise industry experience to the company

CANTON, MA (Sept. 22, 2016) – Dunkin’ Brands Group, Inc., (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, today announced that David Hoffmann, 48, has been named president of Dunkin’ Donuts U.S. and Canada, effective October 3, 2016. He will report to Nigel Travis, Dunkin’ Brands Chairman and CEO, and will serve on the Dunkin’ Brands Leadership Team. Mr. Hoffmann joins Dunkin’ Brands after 22 years with McDonald’s Corporation, where he most recently served as President, High Growth Markets, which includes China, South Korea, Russia and several additional European markets.

Mr. Hoffmann replaces Paul Twohig who, as previously announced, is retiring and will stay with the company through the end of the first quarter 2017 to ensure a smooth transition. In his new position, Mr. Hoffmann will be responsible for Dunkin’ Donuts operations and marketing in the U.S. and Canada, as well as global franchising and store development for both Dunkin’ Donuts and Baskin-Robbins.

"Dave is a proven leader with a wealth of quick service restaurant and franchising experience, and a solid track record of delivering growth in a wide range of economic and competitive environments. His financial and industry expertise, combined with his strong talent development skills and experience using digital technologies to enhance the restaurant experience, makes him uniquely positioned to help accelerate Dunkin’ Donuts’ strategic expansion in the U.S.," said Travis. "His appointment also further solidifies our

Leadership Team and supports our succession planning efforts as we work to position the company for long-term growth. We are delighted to welcome Dave to the Dunkin’ Brands team.”

Mr. Hoffmann began his career with McDonald’s as a crew member while in high school and later re-joined the company, post M.B.A., through its management training program. After holding a series of field operations positions, Mr. Hoffmann moved to the corporate office where he held leadership positions in numerous key functions including strategy and insights, development, training, operations and supply chain. Since 2008, when he was named vice president of strategy and franchising in Japan, Mr. Hoffmann has held general management positions covering a wide range of international markets including Asia Pacific, the Middle East and Africa, most recently adding several European markets to his portfolio as President, High Growth Markets. Prior to McDonald’s, Mr. Hoffmann worked for Arthur Andersen.

"I am honored to be joining Dunkin’ Brands at this exciting time in its growth trajectory,” said Hoffmann. “Dunkin’ Donuts is a great consumer brand and has tremendous development opportunities. I look forward to working with the Leadership Team, the community of franchisees and the brand’s talented employees to deliver on the strategic plans designed to drive Dunkin’ Donuts’ continued growth.”

Mr. Hoffmann earned a B.S. in accounting from Indiana University and an M.B.A. from the University of Chicago.
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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,900 Dunkin' Donuts restaurants and more than 7,700 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director Investor Relations	Chief Communications Officer
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200